FIFTH AMENDMENT TO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDMENT TO FIFTH AMENDED AND RESTATED CREDIT AGREEMENT (this "Amendment") is made and entered into on April 27, 2020, by and among DELTA APPAREL, INC., a Georgia corporation ("Delta"), M. J. SOFFE, LLC, a North Carolina limited liability company ("Soffe"), CULVER CITY CLOTHING COMPANY, a Georgia corporation ("Culver City"), SALT LIFE, LLC, a Georgia limited liability company ("Salt Life"), DTG2GO, LLC, a Georgia limited liability company ("DTG2GO"; Delta, Soffe, Culver City, Salt Life, and DTG2GO, each individually, a "Borrower" and, collectively, "Borrowers"); the parties to the Credit Agreement (as defined below) from time to time as Lenders (each individually, a "Lender" and collectively, "Lenders"); and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association ("Wells Fargo"), in its capacity as agent for Lenders (together with its successors in such capacity, "Agent").

Recitals:

Borrowers, Agent and Lenders are parties to a certain Fifth Amended and Restated Credit Agreement dated as of May 10, 2016 (as at any time amended, restated, modified or supplemented, the "Credit Agreement"), pursuant to which Agent and Lenders have made certain loans and other financial accommodations available to Borrowers.

The parties desire to amend the Credit Agreement as hereinafter set forth.

NOW, THEREFORE, for TEN DOLLARS ($10.00) in hand paid and other good and valuable consideration, the receipt and sufficiency of which are hereby severally acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.         Definitions.  All capitalized terms used in this Amendment, unless otherwise defined herein, shall have the meaning ascribed to such terms in the Credit Agreement.

2.         Amendments to Credit Agreement.  The Credit Agreement is hereby amended as follows:

(a)        By deleting Section 7 of the Credit Agreement and by substituting the following in lieu thereof:

7.         FINANCIAL COVENANTS.  Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will:

(a)        Fixed Charge Coverage Ratio.  Commencing on the date on which a Financial Covenant Period begins and measured as of the end of the fiscal month immediately preceding the date on which a Financial Covenant Period first begins and as of each fiscal month end thereafter during such Financial Covenant Period, have a Fixed Charge Coverage Ratio, measured on a fiscal month-end basis, tested for the twelve fiscal (12) month period ending on such date, of not less than 1.10 to 1.00.

(b)        Minimum Availability.  At all times (i) during the period beginning on the Fifth Amendment Date through (and including) June 27, 2020, maintain Availability of not less than $12,000,000, (b) during the period beginning on June 28, 2020 through (and including) October 3, 2020, maintain Availability of not less than $14,000,000.

(b)        By adding the following new definition of "Fifth Amendment Date" to Schedule 1.1 of the Credit Agreement in proper alphabetical order:

"Fifth Amendment Date" means April 27, 2020.

(c)        By deleting the definitions of "Applicable Margin," "Benchmark Replacement," "Borrowing Base," "Financial Covenant Period," "Financial Covenant Trigger Event," "Fixed Charges" and "LIBOR Rate" set forth in Schedule 1.1 to the Credit Agreement and by substituting the following in lieu thereof, respectively:

"Applicable Margin" means, as of any date of determination and with respect to Base Rate Loans or LIBOR Rate Loans, as applicable, the applicable margin set forth in the following table that corresponds to the Alternate Average Excess Availability of Borrowers for the most recently completed fiscal quarter; provided, that for the period from the Fifth Amendment Date through and including October 3, 2020, the Applicable Margin shall be set at the margin in the row styled "Level III"; provided further, that any time an Event of Default has occurred and is continuing, the Applicable Margin shall be set at the margin in the row styled "Level III":

Level	Alternate Average Excess Availability	Applicable Margin Relative to Base Rate Loans (the "Base Rate Margin")	Applicable Margin Relative to LIBOR Rate Loans (the "LIBOR Rate Margin")
I	> 50% of Revolver Commitments	0.25%	1.25%
II	< 50% of Revolver Commitments and > 20% of Revolver Commitments	0.50%	1.50%
III	< 20% of Revolver Commitments	0.75%	1.75%

The Applicable Margin shall be re-determined as of the first day of each fiscal quarter of Borrowers.

"Benchmark Replacement" means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by Agent and Borrowers giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the LIBOR Rate for United States dollar-denominated syndicated credit facilities, and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than one percent (1.0%), the Benchmark Replacement shall be deemed to be one percent (1.0%) for the purposes of this Agreement.

"Borrowing Base" means, as of any date of determination, the result of:

(a)        85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)        the lesser of:

(i)         $102,000,000, or

(ii)        the lesser of (A) sixty percent (60%) of the Value of Eligible Finished Goods Inventory, Eligible Raw Material Inventory, and Eligible In-Transit Inventory; or (B) eighty-five percent (85%) of the Net Orderly Liquidation Value of such Eligible Inventory, plus

(c)        (i) at any time prior to the first day of the fiscal month immediately following the satisfaction of the Clinton Real Property Re-Appraisal Conditions, sixty-five percent (65%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Clinton Real Property, which amount shall be reduced on the first day of each fiscal month (excluding Borrowers' fiscal months ending each of May 2, 2020, May 30, 2020, June 27, 2020, and August 1, 2020), commencing January 1, 2020 by an amount equal to $25,945.83, and (ii) at any time on and after the first day of the fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, an amount equal to the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent), which amount shall be reduced on the first day of each fiscal month (excluding Borrowers' fiscal months ending each of May 2, 2020, May 30, 2020, June 27, 2020, and August 1, 2020), commencing on the first day of the second fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, by an amount equal to 1/120th of the lesser of (i) $10,500,000 and (ii) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent); plus

(d)        sixty-five percent (65%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of Eligible Real Property of Borrowers other than the Clinton Real Property, which amount shall be reduced on the first day of each fiscal month (excluding Borrowers' fiscal months ending each of May 2, 2020, May 30, 2020, June 27, 2020, and August 1, 2020), commencing January 1, 2020 by an amount equal to $140,833.33; plus

(e)        eighty-five percent (85%) multiplied by the Net Orderly Liquidation Value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Equipment of Borrowers, which amount shall be reduced on the first day of each fiscal month (excluding Borrowers' fiscal months ending each of May 2, 2020, May 30, 2020, June 27, 2020, and August 1, 2020), commencing January 1, 2020 by an amount equal to $37,632.74; plus

(f)        twenty-five percent (25%) of the appraised fair market value (based on the most recent appraisal completed prior to the Fourth Amendment Date that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) of the Eligible Intellectual Property of Borrowers, which amount shall be reduced on the first day of each fiscal month, commencing October 4, 2020 by an amount equal to $129,008.33; plus

(g)        the FILO Formula Amount; minus

(h)        the aggregate amount of Reserves, if any, established by Agent under Section 2.1(c) of the Agreement.

Notwithstanding anything to the contrary contained herein, the portion of the Borrowing Base on any date calculated with reference to Eligible Real Property, Eligible Intellectual Property and Eligible Equipment collectively, shall not exceed (i) at any time prior to the first day of the fiscal month immediately following the satisfaction of the Clinton Real Property Re-Appraisal Conditions, twenty percent (20%) of the Maximum Revolver Amount and (ii) at any time on and after the first day of the fiscal month immediately following satisfaction of the Clinton Real Property Re-Appraisal Conditions, twenty-five percent (25%) of the Maximum Revolver Amount, and the aggregate amount of Adjusted Revolver Usage based on Eligible Inventory consisting of yarn classified as work-in-process outstanding at any time shall not exceed $2,500,000 at any time.

"Financial Covenant Period" means a period which shall commence on any date on which a Financial Covenant Trigger Event has occurred and shall continue until the date on which Agent has determined that no Financial Covenant Trigger Event exists or has existed for a period of sixty (60) consecutive days; provided, that in no event shall a Financial Covenant Period exist at any time during the period beginning on the Fifth Amendment Date through (and including) October 3, 2020.

"Financial Covenant Trigger Event" means any date on which Alternate Excess Availability (without giving effect, at any time on or after October 4, 2020, to the FILO Formula Amount) is less than 12.5% of the lesser of the Borrowing Base or the Maximum Revolver Amount or an Event of Default has occurred; provided, that in no event shall a Financial Covenant Trigger Event occur at any time during the period beginning on the Fifth Amendment Date through (and including) October 3, 2020.

"Fixed Charges" means, with respect to any fiscal period and with respect to Borrowers determined on a consolidated basis in accordance with GAAP, the sum, without duplication, of:

(a)        Interest Expense (including the interest component with respect to Indebtedness under Capital Leases) paid in cash during such period, plus

(b)        an amount equal to the sum of:

(i)         the product of (1) $25,945.83 (which represents the monthly reduction of the Clinton Real Property component of the Borrowing Base prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (i) was deducted from the Borrowing Base, plus

(ii)        the product of (1) an amount equal to 1/120th of the lesser of (x) $10,500,000 and (y) sixty-five percent (65%) of the appraised fair market value of the Clinton Real Property (based on the most recent appraisal completed prior to the satisfaction of the Clinton Real Property Re-Appraisal Conditions that is in form, contains assumptions and utilizes methods acceptable to Agent and that is performed by an appraiser acceptable to Agent) (which represents the monthly reduction of the Clinton Real Property component of the Borrowing Base after the satisfaction of the Clinton Real Property Re-Appraisal Conditions) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (ii) was deducted from the Borrowing Base, plus

(iii)       the product of (1) $140,833.33 (which represents the monthly reduction of the Eligible Real Property (other than the Clinton Real Property) component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (iii) was deducted from the Borrowing Base, plus

(iv)       the product of (1) $37,632.74 (which represents the monthly reduction of the Eligible Equipment component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (iv) was deducted from the Borrowing Base, plus

(v)        the product of (1) $129,008.33 (which represents the monthly reduction of Eligible Intellectual Property component of the Borrowing Base) multiplied by (2) the cumulative number of months during such period for which the amount set forth in subsubclause (1) of this subclause (v) was deducted from the Borrowing Base.

"LIBOR Rate" means the rate per annum as published by ICE Benchmark Administration Limited (or any successor page or other commercially available source as Agent may designate from time to time) as of 11:00 a.m., London time, two Business Days prior to the commencement of the requested Interest Period, for a term, and in an amount, comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Borrowers in accordance with this Agreement (and, if any such published rate is below one percent (1.0%), then the rate determined pursuant to this definition shall be deemed to be one percent (1.0%)).  Each determination of the LIBOR Rate shall be made by Agent and shall be conclusive in the absence of manifest error.

(d)        By deleting clause (b) of the definition of "Eligible Accounts" set forth in Schedule 1.1 to the Credit Agreement and by substituting the following in lieu thereof:

(b)        such Accounts are not unpaid more than (i) during the period beginning on the Fifth Amendment Date through (and including) August 1, 2020, the earlier of (x) ninety (90) days after the original due date for them, or (y) one hundred fifty (150) days after the date of the original invoice for them (or one hundred eighty (180) days after the date of the original invoice for them for certain account debtors of such Borrower which are pre-approved by Agent, on terms and conditions acceptable to Agent), and (ii) on and after August 2, 2020, the earlier of (i) sixty (60) days after the original due date for them, or (ii) one hundred twenty (120) days after the date of the original invoice for them (or one hundred fifty (150) days after the date of the original invoice for them for certain account debtors of such Borrower which are pre-approved by Agent, on terms and conditions acceptable to Agent);

(e)        By deleting Schedule 5.2 to the Credit Agreement and by substituting Schedule 5.2 attached hereto in lieu thereof.

3.         Ratification and Reaffirmation.  Each Borrower hereby ratifies and reaffirms the Obligations, each of the Loan Documents and all of such Borrower's covenants, duties, indebtedness and liabilities under the Loan Documents.

4.         Acknowledgments and Stipulations.  Each Borrower acknowledges and stipulates that the Credit Agreement and the other Loan Documents executed by such Borrower are legal, valid and binding obligations of such Borrower that are enforceable against such Borrower in accordance with the terms thereof; all of the Obligations are owing and payable without defense, offset or counterclaim (and to the extent there exists any such defense, offset or counterclaim on the date hereof, the same is hereby waived by such Borrower); the security interests and Liens granted by such Borrower in favor of Agent are duly perfected, first priority security interests and Liens; and, as of the opening of business on April 27, 2020, the unpaid principal amount of the Revolver Loans totaled $133,000,000.00, and the undrawn face amount of all Letters of Credit totaled $425,000.00.

5.         Representations and Warranties.  Each Borrower represents and warrants to Agent and Lenders, to induce Agent and Lenders to enter into this Amendment, that no Default or Event of Default exists on the date hereof; the execution, delivery and performance of this Amendment have been duly authorized by all requisite corporate action on the part of such Borrower and this Amendment has been duly executed and delivered by such Borrower; and all of the representations and warranties made by such Borrower in the Credit Agreement are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date hereof, as though made on and as of the date hereof (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date).

6.         Reference to Credit Agreement.  Upon the effectiveness of this Amendment, each reference in the Credit Agreement to "this Agreement," "hereunder," or words of like import shall mean and be a reference to the Credit Agreement, as amended by this Amendment.

7.         Breach of Amendment.  This Amendment shall be part of the Credit Agreement and a breach of any representation, warranty or covenant herein shall constitute an Event of Default.

8.         Conditions Precedent.  The effectiveness of the amendments contained in Section 2 hereof are subject to the satisfaction of each of the following conditions precedent, in form and substance satisfactory to Agent, unless satisfaction thereof is specifically waived in writing by Agent:

(a)        Agent's receipt of duly executed counterparts of this Amendment and all instruments and documents to be entered into in connection herewith from Borrowers and Lenders; and

 (b)       Agent's receipt of a certificate from the Secretary of each Loan Party attesting to the resolutions of such Loan Party's board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party.

9.         Expenses of Agent.  Borrowers agree to pay, on demand, all costs and expenses incurred by Agent in connection with the preparation, negotiation and execution of this Amendment and any other Loan Documents executed pursuant hereto and any and all amendments, modifications, and supplements thereto, including, without limitation, the costs and fees of Agent's legal counsel and any taxes or expenses associated with or incurred in connection with any instrument or agreement referred to herein or contemplated hereby.

10.       Effectiveness; Governing Law.  This Amendment shall be effective upon acceptance by Agent and Lenders (notice of which acceptance is hereby waived), whereupon the same shall be governed by and construed in accordance with the internal laws of the State of Georgia.

11.       Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

12.       No Novation, etc.  Except as otherwise expressly provided in this Amendment, nothing herein shall be deemed to amend or modify any provision of the Credit Agreement or any of the other Loan Documents, each of which shall remain in full force and effect.  This Amendment is not intended to be, nor shall it be construed to create, a novation or accord and satisfaction, and the Credit Agreement as herein modified shall continue in full force and effect.

13.       Counterparts; Telecopied Signatures.  This Amendment may be executed in any number of counterparts and by different parties to this Amendment on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement.  Any signature delivered by a party by facsimile transmission shall be deemed to be an original signature hereto.

14.       Further Assurances.  Each Borrower agrees to take such further actions as Agent shall reasonably request from time to time in connection herewith to evidence or give effect to the amendments set forth herein or any of the transactions contemplated hereby.

15.       Section Titles.  Section titles and references used in this Amendment shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreements among the parties hereto.

16.       Release of Claims.  To induce Agent and Lenders to enter into this Amendment, each Borrower hereby releases, acquits and forever discharges Agent and Lenders, and all officers, directors, agents, employees, successors and assigns of Agent and Lenders, from any and all liabilities, claims, demands, actions or causes of action of any kind or nature (if there be any), whether absolute or contingent, disputed or undisputed, at law or in equity, or known or unknown, that such Borrower now has or ever had against Agent or any Lender arising under or in connection with any of the Loan Documents or otherwise.  Each Borrower represents and warrants to Agent and Lenders that such Borrower has not transferred or assigned to any Person any claim that such Borrower ever had or claimed to have against Agent or any Lender.

17.       Waiver of Jury Trial.  To the fullest extent permitted by applicable law, the parties hereto each hereby waives the right to trial by jury in any action, suit, counterclaim or proceeding arising out of or related to this Amendment.

[Remainder of page intentionally left blank; signatures appear on following pages.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed under seal and delivered by their respective duly authorized officers on the date first written above.

BORROWERS:

DELTA APPAREL, INC.

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

M.J. SOFFE, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

CULVER CITY CLOTHING COMPANY

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Chief Financial Officer

SALT LIFE, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

DTG2GO, LLC

By: /s/ Deborah H. Merrill Name: Deborah H. Merrill Title: Vice President, Chief Financial Officer, and Treasurer

[Signatures continue on the following page.]

AGENT:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION

By: /s/ Ryan C. Tozier Name: Ryan C. Tozier Title: Vice President

[Signatures continue on the following page.]

REGIONS BANK

By: /s/ Elizabeth L. Schoen Name: Elizabeth L. Schoen Title: Vice President

[Signatures continue on the following page.]

Schedule 5.2

            Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:

Monthly (no later than the 20th day of each month)

(a)        an executed Borrowing Base Certificate, provided, that, if Availability at any time on and after October 4, 2020 is less than an amount equal to twelve and one-half percent (12.5%) of the Maximum Revolver Amount, in Agent's discretion and at Agent's request, Borrowers shall deliver to Agent such calculation of the Borrowing Base and certification on a weekly basis until such time that Availability is greater than or equal to twelve and one-half percent (12.5%) of the Maximum Revolver Amount, for a period of sixty (60) consecutive days, at which time the delivery requirements shall revert to a monthly basis,

(b)        a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(c)        a detailed Inventory system/perpetual report together with a reconciliation to Borrowers' general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(d)        a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,

(e)        a summary aging, by vendor, of Borrowers' and their Subsidiaries' accounts payable and any book overdraft (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,

(f)        a detailed report regarding Borrowers' and their Subsidiaries' cash and Cash Equivalents,

(g)        a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(h)        a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger, and

(i)         a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting.

Monthly (no later than the 30th day of each month)	(a) reports detailing any sales or transfers of Equipment or Real Property during the prior month.
Weekly (no later than Wednesday of each week)

(a)        a detailed aging, by total, of Borrowers' Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),

(b)        a weekly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers' general ledger, and

(c)        a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting.

Upon request by Agent

(a)        copies of (i) customer statements and credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (ii) shipping and delivery documents, and (iii) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by Borrowers, and

(b)        such other reports as to the Collateral or the financial condition of Borrowers and their Subsidiaries, as Agent may reasonably request.